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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                CONTACT:   GLENN H. EPSTEIN
NASDAQ:IMGC                                                     CHAIRMAN & CEO
                                                     CONTACT:   CATHY YUDZEVICH
                                                                IR MANAGER
                                                                (518) 782-1122

INTERMAGNETICS IMPLEMENTS NEW 5 YEAR PERFORMANCE-BASED EQUITY PROGRAM FOR SENIOR MANAGEMENT

             LONG-TERM INCENTIVES TARGET 15% COMPOUND ANNUAL GROWTH
            IN PRE-TAX DILUTED EARNINGS PER SHARE THROUGH FISCAL 2010

LATHAM, NY, MARCH 16, 2005--INTERMAGNETICS GENERAL CORPORATION (NASDAQ: IMGC) today announced that its Board of Directors has approved a new performance-based long-term equity program for company management. The new restricted equity grants will vest only if the company reaches specific growth targets in fiscal years 2008, 2009 and 2010. The Board's action is designed to provide continued long-term incentives to attract and retain a dynamic, growth-oriented management team. In 2002, the board initiated a similar program that shifted the company's equity incentive program from annual stock options that vest based on time to performance-based blocks of restricted stock units that convert into common stock only if company profits increase substantially during the term of the plan.

The new grant program, which will be administered under the company's shareholder-approved 2000 Stock Option and Stock Award Plan, provides for a sliding scale of restricted stock units to be earned over the performance period. If certain growth targets are achieved at the end of fiscal years 2008 and 2009, a minority of the restricted units will vest, but the majority is only eligible to convert into common stock in fiscal 2010.

While a portion of the restricted units convert at an initial threshold of 8 percent compound annual growth, the vesting schedule is heavily weighted toward achieving 15 percent compound growth in pre-tax earnings per diluted share (excluding the non-cash charges associated with the program). Approximately 30 senior managers are expected to participate in the program, including the CEO and CFO. Depending on the company's compound growth rate through May 2010, approximately 1.3 million shares could be earned by plan participants.

"Based on the demonstrated success of the 2002 restricted stock equity program, the Board of Directors continues to strongly believe that this method of issuing performance-based equity will attract and retain the caliber of management needed to continue to drive long-term creation of shareholder value," said Michael E. Hoffman, chairman of the compensation committee of Intermagnetics' Board of Directors. "We also believe that the 2002 program has been an integral component of the doubling in shareholder value since its inception. The board expects this management team to continue to deliver the growth required to fully vest the shares in that initial program through the end of fiscal 2007. Furthermore, the non-cash cost of performance-based restricted equity has proven itself to be easily measured by shareholders and has been fully disclosed using existing accounting principles that are well understood by the market.

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"The Board," Hoffman added, "continues to believe that it is most appropriate to measure and reward performance by focusing on increases in profitability, rather than changes in stock price solely over time. Management can influence growth and profitability. It cannot directly influence the stock market. If our executive team achieves the 15 percent goal, pre-tax earnings per share will have doubled over the measurement period. We have defined the starting point for the new program as the normalized pre-tax EPS for fiscal year 2005 ending May
29, 2005."

INTERMAGNETICS (www.intermagnetics.com) draws on the financial strength, operational excellence and technical leadership in the market of Magnetic Resonance Imaging (MRI) as well as its expanding businesses within Medical Devices that encompass Invivo Diagnostic Imaging (focusing on MRI components & imaging sub-systems) and Invivo Patient Care (focusing on monitoring & other patient care devices). Intermagnetics is also a prominent participant in superconducting applications for Energy Technology. The company has a more than 30-year history as a successful developer, manufacturer and marketer of superconducting materials, high-field magnets, medical systems & components and other specialized high-value added devices.

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SAFE HARBOR STATEMENT: The statements contained in this press release that are not historical fact are "forward-looking statements" which involve various important assumptions, risks, uncertainties and other factors. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain and are subject to risks, including but not limited to: the company's ability to meet the performance, quality and price requirements of our customers, develop new products and maintain gross margin levels through continued production cost reductions and manufacturing efficiencies; the ability of the company's largest customer to maintain and grow its share of the market for MRI systems; the company's ability to successfully integrate acquisitions; and the company's ability to invest sufficient resources in and obtain third-party funding for its HTS development efforts and avoid the potential adverse impact of competitive emerging patents; as well as other risks and uncertainties set forth herein and in the company's Annual Report on Forms 10-K and 10-Q. Except for the company's continuing obligation to disclose material information under federal securities law, the company is not obligated to update its forward-looking statements even though situations may change in the future. The company qualifies all of its forward-looking statements by these cautionary statements.

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